AMENDMENT NO. 14
TO
MASTER INVESTMENT ADVISORY AGREEMENT
     This Amendment dated as of April 30, 2010, amends the Master Investment Advisory Agreement (the “Agreement”), dated June 1, 2000, between AIM Funds Group, a Delaware statutory trust, and Invesco Aim Advisers, Inc., a Delaware corporation.
WITNESSETH:
     WHEREAS, AIM Funds Group is now named AIM Funds Group (Invesco Funds Group); and
     WHEREAS, the following Funds have been renamed:

CURRENT NAME	NEW NAME
AIM Basic Balanced Fund	Invesco Basic Balanced Fund
AIM European Small Company Fund	Invesco European Small Company Fund
AIM Global Core Equity Fund	Invesco Global Core Equity Fund
AIM International Small Company Fund	Invesco International Small Company Fund
AIM Mid Cap Basic Value Fund	Invesco Mid Cap Basic Value Fund
AIM Select Equity Fund	Invesco Select Equity Fund
AIM Small Cap Equity Fund	Invesco Small Cap Equity Fund;
     NOW, THEREFORE, the parties agree that;
1.	All references to AIM Funds Group in the Agreement are hereby deleted and replaced with AIM Funds Group (Invesco Funds Group).

2.	Appendix A and Appendix B to the Agreement are hereby deleted in their entirety and replaced with the following:
“APPENDIX A
FUNDS AND EFFECTIVE DATES

Name of Fund	Effective Date of Advisory Agreement
Invesco Basic Balanced Fund	September 28, 2001
Invesco European Small Company Fund	August 30, 2000
Invesco Global Core Equity Fund	December 27, 2000
Invesco International Small Company Fund	August 30, 2000
Invesco Mid Cap Basic Value Fund	December 27, 2001
Invesco Select Equity Fund	June 1, 2000
Invesco Small Cap Equity Fund	August 30, 2000

APPENDIX B
COMPENSATION TO THE ADVISOR
     The Trust shall pay the Advisor, out of the assets of a Fund, as full compensation for all services rendered, an advisory fee for such Fund set forth below. Such fee shall be calculated by applying the following annual rates to the average daily net assets of such Fund for the calendar year computed in the manner used for the determination of the net asset value of shares of such Fund.
Invesco Basic Balanced Fund

Net Assets	Annual Rate

First $150 million	0.65%
Next $1.85 billion	0.50%
Next $2 billion	0.45%
Next $2 billion	0.40%
Next $2 billion	0.375%
Over $8 billion	0.35%
Invesco European Small Company Fund
Invesco International Small Company Fund

Net Assets	Annual Rate

First $250 million	0.935%
Next $250 million	0.91%
Next $500 million	0.885%
Next $1.5 billion	0.86%
Next $2.5 billion	0.835%
Next $2.5 billion	0.81%
Next $2.5 billion	0.785%
Over $10 billion	0.76%
Invesco Global Core Equity Fund

Net Assets	Annual Rate

First $250 million	0.80%
Next $250 million	0.78%
Next $500 million	0.76%
Next $1.5 billion	0.74%
Next $2.5 billion	0.72%
Next $2.5 billion	0.70%
Next $2.5 billion	0.68%
Over $10 billion	0.66%

Invesco Mid Cap Basic Value Fund
Invesco Small Cap Equity Fund

Net Assets	Annual Rate

First $250 million	0.745%
Next $250 million	0.73%
Next $500 million	0.715%
Next $1.5 billion	0.70%
Next $2.5 billion	0.685%
Next $2.5 billion	0.67%
Next $2.5 billion	0.655%
Over $10 billion	0.64%
Invesco Select Equity Fund

Net Assets	Annual Rate

First $150 million	0.80%
Over $150 million	0.625	%”
2.	In all other respects, the Agreement is hereby confirmed and remains in full force and effect.
     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers on the date first written above.

AIM FUNDS GROUP (INVESCO FUNDS GROUP)

Attest:	/s/ Stephen R. Rimes	By:	/s/ John M. Zerr

	Assistant Secretary		John M. Zerr Senior Vice President

(SEAL)
INVESCO ADVISERS, INC.

Attest:	/s/ Stephen R. Rimes	By:	/s/ John M. Zerr

	Assistant Secretary		John M. Zerr Senior Vice President

(SEAL)

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